                                                                    EXHIBIT 99.1





                 HERCULES OFFSHORE CORPORATION
                 AND PREDECESSOR COMPANY

                 FINANCIAL STATEMENTS
                 AS OF DECEMBER 31, 1996
                 TOGETHER WITH AUDITORS' REPORT

                      REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




To the Shareholder of
Hercules Offshore Corporation:

We have audited the accompanying balance sheet of Hercules Offshore Corporation (a Texas corporation) (the Company) as of December 31, 1996, and the related statement of income (loss), shareholder's equity and cash flows of the Predecessor Company, (as restated, see Note 1) for the four months ended April 30, 1996, and the statement of income, shareholder's equity and cash flows of the Company for the eight months ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Notes 1, 2 and 6 of the accompanying financial statements, the Company and the Predecessor Company have extensive transactions and relationships with their parent company, Trenergy (Malaysia) Berhad, their previous owners and certain affiliated companies including Hercules Rig Corp.
(HRC), Hercules Marine Services Corporation (HMSC) and Hercules Capital Corporation (HCC). Because of these relationships, the terms of these transactions are not necessarily indicative of those that would result from transactions among wholly unrelated parties.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hercules Offshore Corporation as of December 31, 1996, and the results of the operations and the cash flows of the Predecessor Company for the four months ended April 30, 1996, and the results of the operations and the cash flows of the Company for the eight months ended December 31, 1996, in conformity with generally accepted accounting principles.

As explained in Note 1 to the consolidated financial statements, the ownership of the Predecessor Company was acquired by Trenergy (Malaysia) Berhad in a purchase transaction effective as of April 30, 1996. The acquisition was accounted for as a purchase and, accordingly, the purchase price was allocated to the assets and liabilities of the Predecessor Company based on their estimated fair values at April 30, 1996. Accordingly, the financial statements of Hercules Offshore Corporation are not comparable to those of the Predecessor Company.


                                                           ARTHUR ANDERSEN LLP

Houston, Texas
June 27, 1997, except with respect to items described in Note 1 "Restatement of
               Previously Issued Financial Statements" for which the date is March 3, 1998.

                         HERCULES OFFSHORE CORPORATION

                            AND PREDECESSOR COMPANY


                                 BALANCE SHEETS

                                                                                      December 31,        April 30,
                                                                                           1996             1997
                                                                                     --------------     ------------
                                       ASSETS                                                           (Unaudited)
                                       ------
CURRENT ASSETS:
  Cash                                                                                $   2,441,356     $  1,227,446
  Accounts receivable-
     Trade                                                                                7,089,358       10,651,184
     Other                                                                                1,121,320           87,302
     Receivables from HMSC (Note 6)                                                         811,761          591,265
  Prepaid insurance                                                                         939,276          143,790
  Other current assets                                                                      261,204          357,190
  Deferred taxes                                                                            476,527          476,527
                                                                                      -------------     ------------
                                   Total current assets                                  13,140,802       13,534,704

RIGS, EQUIPMENT AND PROPERTY, net                                                        62,618,036       66,115,291

 EXCESS OF COST OVER ESTIMATED FAIR VALUE OF NET ASSETS
   ACQUIRED, net                                                                         17,262,846       16,817,128

OTHER ASSETS, net                                                                           750,474          922,402

RECEIVABLES FROM HRC (Note 6)                                                             1,667,974        1,968,132
                                                                                      -------------     ------------
                                                                                      $  95,440,132     $ 99,357,657
                                                                                      =============     ============

                        LIABILITIES AND SHAREHOLDER'S EQUITY
                        ------------------------------------
CURRENT LIABILITIES:
  Accounts payable and accrued liabilities                                            $   8,445,026     $ 10,624,418
  Current portion of long-term debt                                                       1,500,000        1,504,665
  Current portion of capital lease obligation                                             1,613,794          958,152
  Note payable                                                                              672,874           46,683
  Amounts due to affiliates (Note 6)-
     Former shareholders                                                                    679,091          378,991
     Trenergy (Note 1)                                                                    1,550,336          150,336
                                                                                      -------------     ------------
                                   Total current liabilities                             14,461,121       13,663,245

REVOLVING LINE OF CREDIT                                                                  5,311,749        7,716,749

CAPITAL LEASE OBLIGATION                                                                     52,031           56,380

LONG-TERM DEBT                                                                           13,500,000       13,131,582

DEFERRED INCOME TAXES                                                                     7,605,340        8,310,118
                                                                                      -------------     ------------
                                   Total liabilities                                     40,930,241       42,878,074
                                                                                      -------------     ------------
COMMITMENTS AND CONTINGENCIES

REDEEMABLE PREFERRED STOCK                                                                4,000,000        4,000,000

SHAREHOLDER'S EQUITY:
  Common stock, $1.00 par value, 18,034,384 shares authorized, issued and
     outstanding                                                                         18,034,384       18,034,384
  Additional paid-in capital                                                             29,965,616       29,965,616
  Retained earnings                                                                       2,509,891        4,479,583
                                                                                      -------------     ------------
                                   Total shareholder's equity                            50,509,891       52,479,583
                                                                                      -------------     ------------
                                                                                      $  95,440,132     $ 99,357,657
                                                                                      =============     ============


   The accompanying notes are an integral part of these financial statements.

                         HERCULES OFFSHORE CORPORATION

                            AND PREDECESSOR COMPANY


                          STATEMENTS OF INCOME (LOSS)



                                                                    Predecessor   |            Hercules
                                                                      Company     |       Offshore Corporation
                                                                   -------------- |  -------------------------------
                                                                        Four      |       Eight            Four
                                                                       Months     |      Months           Months
                                                                        Ended     |       Ended           Ended
                                                                      April 30,   |   December 31,      April 30,
                                                                         1996     |       1996             1997
                                                                   -------------  |  --------------   -------------
                                                                                  |                   (Unaudited)
                                                                                  |
OFFSHORE DRILLING AND WORKOVER REVENUES                            $  12,513,294  |   $ 34,900,936    $  21,291,990
                                                                                  |
COSTS AND EXPENSES:                                                               |
  Cost of operations                                                   9,833,416  |     22,500,008       13,412,385
  General and administrative                                           3,710,306  |      3,029,117        1,879,354
  Depreciation and amortization                                          660,749  |      3,269,308        1,875,590
                                                                   -------------  |  -------------    -------------
                                                                      14,204,471  |     28,798,433       17,167,329
                                                                   -------------  |  -------------    -------------
INCOME (LOSS) FROM OPERATIONS                                         (1,691,177) |      6,102,503        4,124,661
                                                                                  |
INTEREST EXPENSE                                                         471,087  |      1,079,942          659,042
                                                                   -------------  |  -------------    -------------
INCOME (LOSS) BEFORE INCOME TAXES                                     (2,162,264) |      5,022,561        3,465,619
                                                                                  |
INCOME TAX EXPENSE                                                        98,845  |      2,512,670        1,375,927
                                                                   -------------  |  -------------    -------------
NET INCOME (LOSS)                                                  $  (2,261,109) |   $  2,509,891    $   2,089,692
                                                                   =============  |  =============    =============



   The accompanying notes are an integral part of these financial statements.

                         HERCULES OFFSHORE CORPORATION

                            AND PREDECESSOR COMPANY


                       STATEMENTS OF SHAREHOLDER'S EQUITY




                                                             Common Stock              Additional
                                                       ----------------------------      Paid-In         Retained
                                                         Shares           Amount         Capital         Earnings
                                                       ------------   -------------   --------------  -------------
PREDECESSOR COMPANY:
  Balance, December 31, 1995                            18,034,384    $ 18,034,384    $     -         $  5,214,267
  Compensation to officers and affiliate
     of an officer from shareholders                        -               -            2,400,000            -
  Net loss                                                  -               -               -           (2,261,109)
                                                       -----------    ------------    ------------    ------------
  Balance, April 30, 1996                               18,034,384      18,034,384       2,400,000       2,953,158

HERCULES OFFSHORE CORPORATION:
  Purchase of stock by Trenergy                             -               -           27,565,616      (2,953,158)
  Net income                                                -               -               -            2,509,891
                                                       -----------    ------------    ------------    ------------
  Balance, December 31, 1996                            18,034,384      18,034,384      29,965,616       2,509,891
  Dividends (unaudited)                                     -               -               -             (120,000)
  Net income (unaudited)                                    -               -               -            2,089,692
                                                       -----------    ------------    ------------    ------------
  Balance, April 30, 1997 (unaudited)                   18,034,384    $ 18,034,384    $ 29,965,616    $  4,479,583
                                                       ===========    ============    ============    ============



   The accompanying notes are an integral part of these financial statements.

                         HERCULES OFFSHORE CORPORATION

                            AND PREDECESSOR COMPANY

                            STATEMENTS OF CASH FLOWS

                                                                    Predecessor   |           Hercules
                                                                      Company     |      Offshore Corporation
                                                                  --------------- | --------------------------------
                                                                        Four      |      Eight             Four
                                                                       Months     |      Months           Months
                                                                       Ended      |      Ended             Ended
                                                                     April 30,    |   December 31,       April 30,
                                                                      1996        |       1996             1997
                                                                  --------------  | ---------------   -------------
                                                                                  |                    (Unaudited)
                                                                                  |
CASH FLOWS FROM OPERATING ACTIVITIES:                                             |
  Net income <loss>                                               $  (2,261,109)  | $   2,509,891     $   2,089,692
  Adjustments to reconcile net income to net cash provided by                     |
     operating activities-                                                        |
       Compensation to officers and affiliate                                     |
         of an officer from shareholders                              2,400,000   |             -                 -
       Depreciation and amortization                                    660,749   |     3,269,308         1,875,590
       Deferred income taxes                                            442,975   |     1,619,536           704,778
       (Increase) decrease in-                                                    |
         Accounts receivable                                            527,784   |    (2,301,359)       (2,527,808)
         Prepaids and other assets                                      (80,767)  |      (689,440)          470,804
       Increase in-                                                               |
         Accounts payable and accrued liabilities                     1,359,060   |       707,604         2,059,392
                                                                  -------------   | -------------     -------------
      Net cash provided by operating activities                       3,048,692   |     5,115,540         4,672,448
                                                                  -------------   | -------------     -------------
CASH FLOWS FROM INVESTING ACTIVITIES:                                             |
  Capital expenditures                                               (3,204,324)  |   (14,186,178)       (4,174,359)
  Net payments from (advances to) HRC                                  (239,369)  |       214,583          (300,158)
  Net payments from (advances to) HMSC                                   18,908   |       (31,175)          220,496
                                                                  -------------   | -------------     -------------
      Net cash used in investing activities                          (3,424,785)  |   (14,002,770)       (4,254,021)
                                                                  -------------   | -------------     -------------
CASH FLOWS FROM FINANCING ACTIVITIES:                                             |
  Proceeds from line of credit, net                                     523,266   |     1,731,037         2,405,000
  Proceeds from issuance of notes payable                               795,287   |     4,222,808            -
  Payments on notes payable                                            (581,084)  |    (9,748,327)         (626,191)
  Proceeds from issuance of long-term debt                               -        |    15,000,000            -
  Payments on long-term debt                                             -        |        -               (363,753)
  Payments on capital leases                                           (429,935)  |    (1,861,456)       (1,347,293)
  Net borrowings from (payments to) Trenergy                             -        |     1,150,336        (1,400,000)
  Net borrowings from (payments to) former shareholders                 202,076   |    (3,432,538)         (300,100)
  Proceeds from issuance of preferred stock                              -        |     4,000,000            -
                                                                  -------------   | -------------     -------------
       Net cash provided by (used in) financing activities              509,610   |    11,061,860        (1,632,337)
                                                                  -------------   | -------------     -------------
NET INCREASE (DECREASE) IN CASH                                         133,517   |     2,174,630        (1,213,910)
                                                                                  |
CASH, beginning of period                                               133,209   |       266,726         2,441,356
                                                                  -------------   | -------------     -------------
CASH, end of period                                               $     266,726   | $   2,441,356     $   1,227,446
                                                                  =============   | =============     =============
SUPPLEMENTAL CASH FLOW INFORMATION:                                               |
  Cash paid during the period for-                                                |
     Interest                                                     $     248,739   | $     359,615     $     608,871
     Taxes                                                              435,000   |       700,000           450,000
                                                                                  |
SUPPLEMENTAL NONCASH INVESTING AND FINANCING ACTIVITIES:                         |
     Assets acquired through debt financing or under                              |
       capital lease                                                  1,671,241   |     2,306,758           696,000
     Dividends accrued on preferred stock                                -        |        -                120,000


   The accompanying notes are an integral part of these financial statements.

                         HERCULES OFFSHORE CORPORATION

                            AND PREDECESSOR COMPANY

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1996


1. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS AND BUSINESS AND
   ORGANIZATION:

Restatement of Previously Issued Financial Statements

These financial statements of the Predecessor Company (as described below) for the four month period ended April 30, 1996 have been restated to reflect an additional $2,400,000 of general and administrative expenses and a decrease of net income by $2,400,000 resulting in a net loss of $2,261,109, as restated. The financial statements of Hercules for the eight months ended December 31, 1996 are not affected by this restatement. As further discussed in Note 6, "Related-Party Transactions--Other transactions with affiliates", the additional $2,400,000 of general and administrative expenses resulted from payments made by former shareholders of the parent of the Predecessor Company to an officer of Hercules and to a company (Hercules Capital Corporation) which is an affiliate of an officer of Hercules. The accounting requirements of the Securities and Exchange Commission require, in all but limited circumstances, company financial statements to reflect expenses for amounts paid by shareholders for the benefit of the company.

Business and Organization

Hercules Offshore Corporation (Hercules, HOC or the Company) is primarily engaged in contract drilling and workover services for oil and gas companies operating in the United States Gulf of Mexico.

The Company was incorporated in Texas in June 1993 to own and operate the offshore assets of a predecessor company. On September 1, 1993, Adway International Limited (Adway) acquired Hercules in an asset purchase for $13,780,000. On December 31, 1993, the owners of Adway entered into an agreement with Trenergy (Malaysia) Berhad (Trenergy), a Malaysia public company, to sell their 100 percent ownership of the Company to Trenergy. Adway was owned by two individuals to which, on January 11, 1994, Adway made a dividend of the shares of the Company. The Predecessor Company is also Hercules Offshore Corporation. On April 30, 1996, the Trenergy agreement was consummated, whereby Trenergy acquired 100 percent ownership of Hercules from the two shareholders for cash of $16 million and approximately 21.5 million shares of Trenergy's common stock which had an estimated value of $32 million resulting in a total estimated purchase price of approximately $48 million.
The acquisition was accounted for as a purchase, and the purchase price paid of approximately $48 million was "pushed down" to the financial statements of the Company and allocated to the assets and liabilities based on their estimated fair values at April 30, 1996. The purchase price paid exceeded net book value by approximately $28 million which was allocated to rigs, equipment and property, deferred tax liabilities and costs in excess of estimated fair value of net assets acquired. As a result, the accompanying financial statements are presented on two different cost bases. Because of these differences, the accompanying financial statements for the period prior to the acquisition are not comparable to those of the subsequent period.

The following table compares the balance sheet of the Predecessor Company at April 30, 1996, prior to and subsequent to the acquisition of the outstanding stock of the Predecessor Company by Trenergy:

                                                                    Prior to                         Subsequent to
                                                                  Acquisition     Adjustments         Acquisition
                                                                  -----------     -----------       ----------------
                                                                                  (In Thousands)
Current assets                                                    $   8,391,179   $      -           $  8,391,179
Rigs, equipment and property, net                                    38,484,927       9,785,114        48,270,041
Excess of cost over estimated fair value of net assets
  acquired                                                               -           18,154,283        18,154,283
Other noncurrent assets                                               1,229,825          -              1,229,825
                                                                  -------------   -------------     -------------
             Total assets                                         $  48,105,931   $  27,939,397      $ 76,045,328
                                                                  =============   =============     =============

Current liabilities                                               $  15,754,547   $      -           $ 15,754,547
Long-term debt                                                        6,384,901          -              6,384,901
Deferred income taxes                                                 2,578,941       3,326,939         5,905,880
Shareholder's equity                                                 23,387,542      24,612,458        48,000,000
                                                                  -------------   -------------     -------------
             Total liability and shareholder's equity             $  48,105,931   $  27,939,397      $ 76,045,328
                                                                  =============   =============     =============

The adjustments reflected in the table above result primarily from allocating the purchase price to rigs, equipment and property, deferred tax liabilities and costs in excess of estimated fair value of net assets acquired.

The following unaudited pro forma statements of income present the results of operations for the year ended December 31, 1996, as if the acquisition of the Predecessor Company by Trenergy had occurred on January 1, 1996, and assumes that there were no other changes in the operations of the Predecessor Company. The unaudited pro forma results are not necessarily indicative of the financial results that might have occurred had the transaction included in the pro forma statements actually taken place on January 1, 1996 nor are they indicative of future results.

                                  Predecessor         Hercules Offshore
                                   Company,              Corporation,           Pro Forma            Combined
                               January 1, 1996,          May 1, 1996,         Adjustments,          Pro Forma,
                                    Through                Through              Increase            Year Ended
                                April 30, 1996        December 31, 1996        (Decrease)       December 31, 1996
                              ------------------   -----------------------   ---------------    -----------------
                                                                   (Unaudited)
Offshore drilling and
  workover revenues              $ 12,513,294           $  34,900,936        $      -              $ 47,414,230
Costs and expenses                 14,204,471              28,798,433            698,874             41,301,778
                                                                              (2,400,000)
                                 ------------           -------------        -----------           ------------
Income (loss) from
  operations                       (1,691,177)              6,102,503          1,701,126              6,112,452
Interest expense                      471,087               1,079,942             -                   1,551,029
                                 ------------           -------------        -----------           ------------
     Income (loss) before
       income taxes                (2,162,264)              5,022,561          1,701,126             4,561,423

Income tax expense
  (benefit)                            98,845               2,512,670            (86,073)             2,525,442
                                 ------------           -------------        -----------           ------------
     Net income (loss)           $ (2,261,109)          $   2,509,891        $ 1,787,199           $  2,035,981
                                 ============           =============        ===========           ============

The pro forma adjustments primarily represent additional depreciation and amortization expense, the elimination of payments made by former shareholders of the Parent of the Predecessor Company to an officer of Hercules and to a Company (Hercules Capital Corporation) which is an affiliate of an officer of Hercules and the related income tax expense effects.

The former shareholders of Hercules have guaranteed to Trenergy that the Company will achieve a designated level of earnings, as defined, for each of the five years following the closing of the sale. Should this guaranteed level not be achieved by Hercules, the former shareholders of the Company have agreed to remit a portion of the purchase price to Trenergy. As of December 31, 1996 no amounts were payable pursuant to this Agreement.

2. SUMMARY OF SIGNIFICANT
   ACCOUNTING POLICIES:

Revenue Recognition

Revenue from drilling operations under daywork contracts is recognized when earned; expenses on such contracts are charged to operations as incurred. Revenues consist primarily of day rates charged for the rigs plus other contract costs for mobilization fees and reimbursement for certain rig operating expenses.

Major Suppliers, Customers,
Credit Risk and Liquidity

Four suppliers individually accounted for approximately 22 percent, 21 percent, 15 percent and 10 percent, respectively, of the Predecessor Company's total purchases for the four months ended April 30, 1996, and two suppliers individually accounted for approximately 22 percent and 19 percent, respectively, of the Company's total purchases for the eight months ended December 31, 1996. The Company currently buys a majority of its equipment and supplies from these suppliers; however, management believes alternate sources of supply are available on comparable terms.

Two customers individually accounted for approximately 26 percent and 20 percent, respectively, of the Predecessor Company's offshore drilling and workover revenues for the four months ended April 30, 1996, and 28 percent and 11 percent, respectively, of the Company's offshore drilling and workover revenues for the eight months ended December 31, 1996. In the opinion of management, the loss of any individual customer would not have a material adverse effect on the Company's financial position or results of its operations.

A majority of the Company's trade receivables are from customers who are primarily engaged in the petroleum industry. This concentration of customers in one industry may impact the Company's overall exposure to credit risk, either positively or negatively, in that customers may be similarly affected by changes in economic conditions. The Company performs ongoing credit evaluations of its customers and does not generally require collateral in support of these trade receivables.

The Company's liquidity should be considered in light of the significant fluctuations in demand experienced by drilling contractors as rapid changes in oil and gas producers' expectations and budgets occur. These fluctuations can rapidly impact the Company's liquidity as supply and demand factors directly affect utilization and day rates, which are the primary determinants of cash flow from the Company's operations.

Hercules believes that its available funds, together with cash generated from operations, will be sufficient to fund its capital and debt service requirements for the remainder of 1997. Future cash flows are subject to a number of uncertainties, particularly the condition of the oil and gas industry and the related drilling activity in the United States Gulf of Mexico.

Rigs, Equipment and Property

The estimated useful lives used in determining depreciation rates and the recorded cost amounts of various assets associated with drilling operations as of December 31, 1996, are as follows:

                                                          Useful Lives
                                                           (In Years)
                                                         --------------
         Drilling and workover rigs and equipment              4-15       $ 64,732,586
         Furniture, fixtures and other                            4            203,327
         Less- Accumulated depreciation                                     (2,317,877)
                                                                          ------------
                                                                          $ 62,618,036
                                                                          ============

Included in property, plant and equipment at December 31, 1996, are approximately $3,789,999 of assets held under capital leases.

Depreciation is calculated using the straight-line method over the estimated useful asset lives, net of estimated salvage values. During the four months ended April 30, 1996 and the eight months ended December 31, 1996, the Predecessor Company and the Company recorded depreciation expense of $660,749 and $2,317,877, respectively. During the four months ended April 30, 1996, and the eight months ended December 31, 1996, and for the four months ended April 30, 1997 (unaudited), the Predecessor Company and the Company capitalized direct and indirect costs incurred in refurbishment of its drilling workover rigs and equipment including approximately $243,000, $947,000 and $199,000 (unaudited), respectively, of payroll-related and other costs of the Company's management which management believes are directly related to the refurbishment of their rigs and equipment. Expenditures for maintenance and repairs are charged to expense as incurred.

In July 1996, the Company purchased a nonoperative jack-up drilling rig (Rig
14) for $2.3 million and began refurbishment of the rig. The Company incurred approximately $2.0 million during 1996 in connection with the refurbishment and estimates that the cost to complete the refurbishment will be approximately
$6 million. The cost of Rig 14 was included as construction in process and in rig equipment for $4,449,880 and $6,179,560 at December 31, 1996, and April 30, 1997 (unaudited), respectively. The Company is currently funding capital expenditures related to the continuing rig refurbishment out of operating cash flows. Management of the Company believes that financing is available if needed for the completion of the rig refurbishment, although no assurances can be made that the Company will be able to obtain any financing. The Company currently has no commitments to complete this refurbishment. During 1996, the Company substantially refurbished a second jack-up drilling rig, which had previously been damaged for which approximately $7.6 million of costs, net of insurance proceeds of $1.3 million, was capitalized. The Company expects to incur approximately $1.5 million to add equipment and various enhancements to one of its rigs during 1997 as well as perform additional upgrades to its fleet. Also during 1996, the Company and the Predecessor Company performed various enhancements to several rigs in its fleet including the installation of two topdrives and various enhancements to the rigs and drilling systems.

During the four months ended April 30, 1996, and the eight months ended December 31, 1996, an affiliate of the Predecessor Company and the Company, Hercules Marine Services Corporation (HMSC) (see Note 6), billed the Predecessor Company and the Company approximately $264,000 and $1,184,000, respectively, for refurbishment work performed on various rigs owned by the Company.

Cost in Excess of Estimated
Fair Value of Assets Acquired

Cost in excess of estimated fair value of net assets acquired is amortized on a straight-line basis over the estimated period benefited, which management of the Company has deemed to be the average remaining life of drilling and workover rigs and equipment at April 30, 1996, of approximately 13 years. Management of the Company evaluates the realizability of cost in excess of estimated fair value of assets acquired as events or circumstances indicate a possible inability to recover its carrying amount. Accumulated amortization is $891,437 at December 31, 1996.

Deferred Costs

Hercules has incurred costs and paid fees in connection with various financing arrangements (see Notes 4 and 5). These costs, primarily legal fees, underwriters' costs and loan commitment fees, have been deferred and are included in other assets at December 31, 1996, and are being amortized into the results of operations over the term of the related financing instruments. Accumulated amortization of deferred costs is $62,669 at December 31, 1996.

Income Taxes

The Company follows the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Under SFAS No. 109, the tax provision is determined based upon the liability method in which deferred tax assets and liabilities are recognized based on differences between the financial statement and tax bases of assets and liabilities using enacted tax rates. SFAS No. 109 provides, in part, that a deferred tax asset shall be evaluated for realization based on a more-likely-than-not criteria.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Unaudited Interim Financial Information

The unaudited interim financial statements as of April 30, 1997, and for the four months ended April 30, 1997, are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

3. ACCOUNTS PAYABLE
   AND ACCRUED LIABILITIES:

Accounts payable and accrued liabilities consist of the following at December 31, 1996:

                   Accounts payable                              $ 5,202,199
                   Accrued management bonuses                        846,000
                   Other accrued liabilities                       2,396,827
                                                                 -----------
                                                                 $ 8,445,026
                                                                 ===========

4. REVOLVING LINE OF CREDIT
   AND NOTE PAYABLE:

The Company has a revolving line-of-credit agreement with a bank under which borrowings are secured by trade receivables and bear interest payable monthly at rates based on the bank's prime rate plus .5 percent (8.75 percent at December 31, 1996). The agreement provides for a $6,500,000 line of credit subject to
limitations based on amounts of eligible accounts receivable outstanding.   In
1997, the Company and the bank extended the maturity of the line of credit to January 31, 1999; accordingly, the balances outstanding at December 31, 1996, have been reflected as long-term debt. Additionally in 1997, the amount of credit available was increased to $8,000,000, and the interest rate was reduced to the bank's prime rate (unaudited). At December 31, 1996 and April 30, 1997, the amount of credit available was reduced by a letter of credit of $187,983 and $283,000 (unaudited), respectively, representing a security deposit for insurance. Borrowings pursuant to the line of credit at December 31, 1996, and April 30, 1997 (unaudited), were $5,311,749 and $7,716,749 (unaudited), respectively. Approximately $500,000 was available under this facility at December 31, 1996. At April 30, 1997, there was no availability under this facility based upon the Company's calculation of its eligible borrowing base (unaudited).

The Company has financed a portion of its insurance premiums through a note payable. The principal amount remaining at December 31, 1996, on this note was $672,874.

5. LONG-TERM DEBT:

During the fourth quarter of 1996, the Company undertook a private debt placement offering whereby the Company had intended to raise $26 million. In December 1996, the Company borrowed a total of $15 million from a financial institution as described below. In addition, management of the Company believes that the remaining $11 million of financing is available if needed, although no assurances can be made that the Company will be able to obtain this financing.

At December 31, 1996, the Company's long-term debt of $15 million payable to a financial institution (the Lender) bore interest at 4-1/4 percent plus the three-month average LIBOR rate. Interest is due and payable quarterly together with principal payments based on a percentage (ranging from 2.5 percent to 3.75 percent during the term of the loan) of advances funded by the financial institution. The indenture pursuant to which the $15 million was borrowed requires the Company to maintain certain financial statement covenants, including a minimum tangible net worth, as defined, of $20,200,000 plus 50 percent of net income subsequent to June 30, 1996, and maximum annual capital expenditures ranging from $3.0 million to $4.5 million. The amount borrowed is secured by all the drilling and workover rigs and equipment of the Company.
The net proceeds of the $15 million indebtedness incurred were used to repay
(a) mortgage notes payable in connection with two of the Company's drilling rigs totaling approximately $7.9 million, (b) indebtedness of approximately $4.5 million outstanding pursuant to the Company's revolving credit agreement,
(c) to repay shareholder advances totaling $2 million and (d) general working capital purposes.

Scheduled principal payments on long-term debt are as follows:

               1997                                       $   1,500,000
               1998                                           1,557,600
               1999                                           1,615,200
               2000                                           1,846,200
               2001                                           2,077,200
               Thereafter                                     6,403,800
                                                          -------------
                                                          $  15,000,000
                                                          =============

6. RELATED-PARTY TRANSACTIONS:

Hercules Rig Corp.

Hercules Rig Corp. (HRC) and the Company are affiliated through a common board of directors and management. The accounts of HRC are not combined with those of the Company for financial reporting purposes.

Prior to 1994, Hercules leased Rig 25 from a third party and had paid a deposit of $1 million toward the purchase of the rig. During 1994, Hercules sold an option to purchase Rig 25 to HRC for $100,000 and HRC purchased the rig from the third party for $9.5 million (the total purchase price was $10.5 million, including the $1 million deposit paid by Hercules). Hercules has recorded the $1.1 million as a receivable from HRC. The Company entered into a two-year bareboat charter agreement with HRC, providing for a day rate of $2,500. Effective January 1, 1996, the bareboat charter was amended to provide for a day rate of $4,250 through December 22, 1996. Amounts due to the Company pursuant to the incremental day rate totaling $626,500 pursuant to this amendment have been recorded as a reduction of the Company's receivable from HRC at December 31, 1996. Once the term of this amendment expired, the lease was extended on a month-to-month basis at a day rate of $2,500 which will continue until terminated with one month's notice by either party. The indenture pursuant to which the $15 million of borrowings has been made from the Lender prohibits HRC from increasing the day rates to HOC (see Note 5).
The Company has accounted for the lease as an operating lease. During 1996 and prior years, the Company periodically incurred and paid certain capital improvements related to Rig 25 and has recorded approximately $1.2 million of these costs as accounts receivable from HRC, which results in an unsecured net receivable balance from HRC of $1,667,974 on the December 31, 1996, balance sheet.

During 1995, HRC incurred indebtedness of $4 million (secured by Rig 25) and loaned the $3.7 million net proceeds to the former shareholders of the Company who in turn loaned the $3.7 million to the Company pursuant to an interest-free loan. All interest expense and amortization of loan costs were initially recorded by HRC. Subsequent to December 31, 1996, and effective for the year ended December 31, 1996, HRC charged its shareholder who in turn charged the former shareholders of HOC who in turn charged the Company $349,467 of interest expense which HOC has recorded and reflected as a payable to the former shareholders of HOC and HRC has recorded as interest income and a receivable from the former shareholders of HOC as of December 31, 1996. On December 3, 1996, the Company repaid approximately $3,541,000 of its loan balance of approximately $3,754,000 directly to Tufton Oceanic Finance Corp. on behalf of HRC which constituted full repayment of HRC's outstanding loan balance. The Company's loan repayment was deemed to have been paid to the Company's former shareholders and as contributed capital to HRC from its shareholder. The amount of the Company's loan balance in excess of the amount paid to its former shareholders of approximately $213,000 has been included in the $679,091 payable to former shareholders in the Company's December 31, 1996, balance sheet.

Following is a summary of HRC's financial statements for the year ended December 31, 1996 (in thousands):

          Current assets                                            $    350
          Drilling rigs and equipment, net                            10,793
          Other                                                           12
                                                                    --------
                                                                    $ 11,155
                                                                    ========

          Current liabilities                                       $    242
          Amounts due to HOC                                           1,668
          Equity                                                       9,245
                                                                    --------
                                                                    $ 11,155
                                                                    ========

          Revenues                                                  $  1,542

          Net income                                                $    401

Effective January 1, 1997, HRC entered into an agreement with an affiliate of PLM Equipment Leasing Corporation of California (PLM) to bareboat-charter another jack-up rig (Rig 22) at a day rate of $5,500 for three years with an obligation to purchase the rig for $12,000,000 at the end of the lease term. Also effective January 1, 1997, the Company entered into a three-year agreement to bareboat-charter this jack-up rig from HRC at a day rate of $3,164 and has no obligation to purchase the rig from HRC. HRC has accounted for its lease as a capital lease in 1997. The Company has accounted for its lease with HRC as an operating lease in 1997. In December 1996, the Company received an advance of $1 million from Trenergy which the Company paid to PLM as a deposit on Rig
22. In January 1997, after entering into the lease with HRC, PLM returned the $1 million deposit to the Company who repaid the $1 million advance from Trenergy. At December 31, 1996, the Company had a $1 million deposit included in other accounts receivable and $1 million included in the total of $1,550,336 due to Trenergy.

Subsequent to year-end, the Company advanced an additional $300,158 to HRC for the payment of vendor invoices primarily related to capital expenditures on Rig 25 resulting in a net receivable balance of $1,968,132 net of collections made from HRC by HOC (unaudited).

Hercules Marine Services Corporation
------------------------------------

Hercules Marine Services Corporation (HMSC) is owned by Adway (see Note 1). HMSC and Hercules share a common board of directors and management. The accounts of HMSC are not combined with those of the Company for financial reporting purposes. During 1996, HMSC performed rig refurbishment work, the most substantial portion of which was for rigs owned by the Company for which HMSC billed the Company approximately $1.4 million during 1996.

Pursuant to a management services agreement, the Company provides all accounting and administrative services to HMSC and allocates a portion of its general and administrative costs to HMSC. The amounts allocated to HMSC by the Predecessor Company and the Company totaled $133,719 for the four months ended April 30, 1996, and $397,572 for the eight months ended December 31, 1996, respectively. At December 31, 1996, Hercules has a receivable balance of $811,761 from HMSC which includes $636,751 of principal and $175,000 of accrued interest on the outstanding balance which the Company recorded as interest income during 1996. Following is a summary of HMSC's unaudited financial statements for the year ended December 31, 1996 (in thousands):

          Current assets                                            $    134
          Fixed assets, net                                              510
                                                                    --------
                                                                    $    644
                                                                    ========

          Current liabilities including net payables to the
            Company of approximately $812                           $  1,670
          Stockholder deficit                                         (1,026)
                                                                    --------
                                                                    $    644
                                                                    ========

          Revenues                                                  $  2,183

          Net loss                                                  $   (295)

Subsequent to year-end, HMSC billed the Company approximately $926,000 for additional rig refurbishment related primarily to Rig 14 (unaudited). In addition, pursuant to the management services agreement, the Company allocated general and administrative expenses and other working capital loans were made to HMSC by HOC of approximately $704,541, resulting in a net receivable balance of $591,265 which includes $401,818 of principal and $189,447 of accrued interest at April 30, 1997 (unaudited).

Hercules Capital Corporation
----------------------------

Hercules Capital Corporation (HCC) is owned by an officer of the Company, who also serves as an officer of HRC and HMSC. Hercules makes quarterly payments to HCC of approximately $30,000 as set forth in a management services agreement between Hercules and HCC. At December 31, 1996, Hercules has a $60,000 payable, representing amounts payable to HCC for the last two quarters of 1996. In addition, Hercules has recorded a $100,000 payable representing a payment due HCC for services rendered by an officer of the Company during 1994. Subsequent to year-end, approximately $63,000 of these payables were paid plus approximately $60,000 for the quarterly payments related to the first two quarters of 1997 resulting in a payable to HCC of approximately $97,000 at April 30, 1997 (unaudited). As discussed in the following paragraph, in May 1996, two former shareholders of the Parent (Adway) of the predecessor company paid HCC $1.5 million, resulting from the sale of Hercules by Adway to Trenergy in 1996.

Other Transactions With Affiliates
----------------------------------

Effective September, 1993, an officer of Hercules and a company, HCC, which is an affiliate of another officer of Hercules, entered into consulting agreements("the Agreements") with the two shareholders of the parent (Adway) of the Predecessor Company. The Agreements provided that in exchange for advisory services, HCC and the other officer, will receive payments upon sale of the Predecessor Company, as defined, pursuant to a formula. In May 1996, HCC and the other officer were paid a total $2.4 million as a result of the sale of the Company to Trenergy. This $2.4 million has been reflected in general and administrative expenses in the statement of income (loss) and as an increase to additional paid in capital of the Predecessor Company for the four month period ended April 30, 1996.

During 1995, the Company's former shareholders advanced approximately $700,000 to the Company for working capital purposes. The amount advanced is noninterest-bearing and had no designated repayment date. During 1996, Trenergy paid approximately $400,000 to the former shareholders to discharge $400,000 of the Company's obligation to the former shareholders. Accordingly, the Company's December 31, 1996, balance sheet reflects $400,000 in amounts due to affiliates (Trenergy). Also, included in amounts due to affiliates (Trenergy) is approximately $150,000 in management fees for the year ended December 31, 1996, charged to Hercules. Included in the $679,091 balance payable to former shareholders at December 31, 1996, is the remaining $300,000 noninterest-bearing advance received in 1995 together with the $213,511 balance outstanding on the $3.7 million loan made to the Company in 1995, and the $349,467 of interest expense from the former shareholders (see Hercules Rig Corporation) which HOC has recorded, net of $183,887 of various expenses paid on behalf of the former shareholders of HOC as an offset to the payable at December 31, 1996. Subsequent to December 31, 1996, (a) Trenergy paid $300,000 to the former shareholders to discharge the remaining $300,000 of shareholder advances received by the Company during 1995 (unaudited), (b) the Company repaid $700,000 to Trenergy in April 1997 (unaudited) and (c) the Company loaned $1.8 million to Trenergy at an interest rate of 6.5 percent pursuant to an agreement maturing June 30, 1998 (unaudited).

7. REDEEMABLE PREFERRED STOCK:

During 1996, the Company received $4 million in advances from Trenergy to be used for working capital purposes and rig improvements. On December 21, 1996, these advances were exchanged for 4 million shares of the Company's newly issued A Series preferred stock. The A series of preferred stock was created out of the authorized but unissued shares of the capital stock of the Company. The series was designated Series A Nonvoting Cumulative Preferred Stock, consisting of 4 million shares of no par value. The Series A preferred stock shareholders are entitled to receive dividends out of any funds legally available for that purpose at the annual dividend rate of $.09 on each outstanding share of such stock. No dividends may be declared and paid until on or after January 1, 2005, but such dividends shall accrue and become cumulative from the date of original issuance, whether or not earned or declared. As of April 30, 1997, $120,000 of dividends to Trenergy has been accrued (unaudited). At the option of the board of directors of the Company, the shares of Series A preferred stock may be redeemed in whole or in part on or after January 1, 2005, by the Company, at a redemption price of $1.00 per share plus all unpaid and accumulated dividends to such date.

8. INCOME TAXES:

Actual income tax expense differs from income tax expense computed by applying the U.S. federal statutory corporate tax rate of 34 percent to income before income tax as follows:

                                                  Four Months      Eight Months
                                                     Ended            Ended
                                                   April 30,       December 31,
                                                     1996             1996
                                                --------------    --------------

     Tax provision at the statutory rate              34%              34%
     Increase resulting from-
       Nondeductible amortization                      -                8
       Other nondeductible expenses                    6                2
       U.S. withholdings                               2                2
       Other                                           -                4
                                                      --               --
                                                      42%              50%
                                                      ==               ==

The tax effect of significant temporary differences representing deferred tax assets and liabilities at December 31, 1996, is as follows:

 Deferred tax liabilities-
   Deferred tax liability related to drilling and workover rigs
     and equipment                                                  $10,837,366
   Other                                                                508,437
                                                                    -----------
                                                                     11,345,803

 Deferred tax assets-
   Tax net operating loss carryforwards                               2,345,451
   Alternative minimum tax credit carryforward                        1,395,012
   Other                                                                476,527
                                                                    -----------
                                                                      4,216,990
                                                                    -----------

 Deferred tax liability, net                                        $ 7,128,813
                                                                    ============

Under the Internal Revenue Code, a change in ownership of the Company can cause a limitation in the ability of the Company to use existing net operating losses
(NOLs) and credit carryforwards in any one year. In the opinion of management, any limitation caused by the change in ownership which occurred in 1996 will not materially limit the availability of NOLs.

9. COMMITMENTS AND CONTINGENCIES:

Hercules is currently involved in various lawsuits and other contingencies arising out of operations in the normal course of business. In the opinion of management, uninsured losses, if any, in excess of those accrued will not have a material adverse effect on Hercules' financial position or results of operations.

Lease Commitments

Certain noncancelable leases are classified as capital leases, and the leased assets are included in equipment, net, under drilling and workover rigs in net rigs, equipment and property balance in the Company's December 31, 1996, balance sheet. Other leases are classified as operating leases and are not capitalized.

At December 31, 1996, the future minimum lease payments under operating and capital leases are as follows:

                                                    Operating       Capital
                                                      Leases        Leases
                                                    -----------   -------------
  1997                                              $  198,406    $  1,713,496
  1998                                                 187,786          62,295
  1999                                                 183,161           6,943
  2000                                                  45,265           2,564
                                                    ----------    ------------

               Total                                $  614,618       1,785,298
                                                    ==========
  Less- Amounts representing interest                                 (119,473)
                                                                  ------------
               Net present value                                     1,665,825
  Less- Current portion of capital lease obligation                 (1,613,794)
                                                                  ------------
               Long-term capital lease obligation                 $     52,031
                                                                  ============

The total amount of rent expense recognized for the four months ended April 30, 1996, and for the eight months ended December 31, 1996, was $45,201 and $152,545, respectively. Additionally, for the four months ended April 30, 1996, and the eight months ended December 31, 1996, the Predecessor Company and the Company recognized bareboat charter hire expense of approximately $702,000 and $1,504,000, respectively, of which approximately $528,000 and $1,014,000, respectively, related to Rig 25 for each period.

Effective January 1, 1997, the Company entered into a lease for Rig 22 from HRC (see Note 6). The Company's lease commitment for this rig is $1,154,856 for each of the three years following January 1, 1997.

Self-Insurance

Hercules is self-insured for the deductible portion of its insurance coverage. In the opinion of management, adequate accruals have been made based on known and estimated exposures up to the deductible portion of Hercules' insurance coverages. Management believes that future claims and liabilities in excess of the amounts accrued are fully insured. Some of the Company's insurance provides for premium adjustments based on the claims experience of the Company and other participants of the insurance plan. Future events, claims or assessments may increase the Company's cost for this coverage. In the opinion of management, adequate accruals have been made based on known and estimated exposures.

Employment Agreements

Hercules has employment agreements with certain of its officers. The employment agreements with Hercules' officers provide for annual salaries and discretionary bonuses to be determined by the board of directors. In addition, they provide for guaranteed payments if the officers are terminated without cause.

During 1996, six employees participated in a management bonus plan sponsored by the Company. The plan provides for bonuses to be paid based on a percentage, determined at the discretion of the board of directors at the beginning of the year, of the Company's income before income taxes, as defined. In 1996, the Company recognized bonus expense of $835,500. For the four months April 30, 1997, the Company recognized $54,000 in expense under a bonus plan structured in a similar manner based on a lower percentage of income before income taxes, as defined (unaudited).

401(k) Plan

Hercules has a defined contribution 401(k) savings plan for its employees meeting certain eligibility requirements. The plan provides that an employee may contribute up to 15 percent of his salary and Hercules may elect to match such contributions at its discretion up to the first 6 percent of an employee's eligible compensation contributed to the plan. For the four months ended April 30, 1996, and the eight months ended December 31, 1996, the Predecessor Company and the Company incurred $125,226 and $340,920, respectively in such contributions.

10.      SUBSEQUENT EVENTS (UNAUDITED):

On May 9, 1997, Trenergy entered into a definitive stock purchase agreement to sell all of the outstanding stock of HOC for $145 million to Parker Drilling Company. The agreement is conditional upon Parker Drilling Company's acquisition of HRC for $50 million and is terminable if the transaction fails to close by December 31, 1997.